Exhibit 23.1

February 28, 2005

We consent to the inclusion in this Form 8-K/A of our report dated February 1, 2005, on our audits of the financial statements of ZettaWorks, L.L.C. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP